EXHIBIT 10.42
TRANSACTION AGREEMENT

between

VORNADO REALTY L.P.,
a Delaware limited partnership,

and

CROWN JEWEL PARTNER LLC,
a Delaware limited liability company.

Dated April 18, 2019

TABLE OF CONTENTS
Page
ARTICLE I
CONTRIBUTION, PURCHASE AND SALE

Section 1.1	Agreement of Contribution, Purchase and Sale	2
Section 1.2	Consideration	2
Section 1.3	Credits and Prorations	3
ARTICLE II
INTENTIONALLY OMITTED
ARTICLE III
ACCEPTANCE OF PROPERTY

Section 3.1	Certain Acknowledgments	8
ARTICLE IV
CLOSING
ARTICLE V
INTENTIONALLY OMITTED
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE VII
TAX MATTERS

Section 7.1	Taxes	25
Section 7.2	Indemnification	26
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ARTICLE VIII
INTENTIONALLY OMITTED
ARTICLE IX
INTENTIONALLY OMITTED
ARTICLE X
BROKERAGE COMMISSIONS

Section 10.1	Brokerage Commissions	27
ARTICLE XI
DISCLAIMERS AND WAIVERS
ARTICLE XII
MISCELLANEOUS
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Exhibits

A        Definitions
B-1        Partnership Organizational Chart
B-2        List of Subsidiaries
C        Description of the Properties
D        Wiring Instructions
E        Assignment of Investor Interests
F        Form of FIRPTA Certificate
G        Form of Title Affidavit

Schedules

1        Closing Date Subsidiary Transactions
1.3(c)-1    VRLP Responsible Work
1.3(c)-2    VRLP Responsible Violation
1.3(e)(ii)(E)    Signage Receivables
1.3(e)(iii)(A)    New Leases
1.3(e)(iii)(B)    Partnership Leasing Costs
6.2(a)        BMS Preferred Stock
6.2(c)        Financial Statements
6.2(d)        Organizational Documents
6.2(f)        Litigation
6.2(h)        ROFO/ROFR/Rights to Purchase
6.2(i)(1)    Lease Schedule
6.2(i)(2)    TI/LC Schedule
6.2(i)(3)    Lease Defaults
6.2(i)(4)    Rents
6.2(i)(5)    Unapplied Security and Escrow Deposits
6.2(j)        Material Contracts
6.2(k)(i)    Employees
6.2(k)(ii)    Collective Bargaining Agreements
6.2(l)(i)    Employee Plan
6.2(m)        Existing Indebtedness
6.2(n)        Violations
6.2(p)        Condo Documents
6.2(q)        Tax Status and Entity Classification
6.2(r)        Affiliate Agreements
6.2(s)        666 Fifth Leases
6.2(u)        Signage Schedule

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TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT (this “Agreement”) is made as of April ___, 2019 (the “Effective Date”) by and between VORNADO REALTY L.P., a Delaware limited partnership (“VRLP”), and CROWN JEWEL PARTNER LLC, a Delaware limited liability company (“Investor”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit A hereto.
RECITALS
WHEREAS, VRLP is the sole limited partner of Manhattan High Street Holdings LP, a Delaware limited partnership (the “Partnership”);
WHEREAS, as more particularly set forth on Exhibit B-1 hereto (the “Partnership Organizational Chart”) the Partnership owns, directly or indirectly, interests in the entities depicted on Exhibit B-1 and listed on Exhibit B-2 (each such entity, a “Subsidiary” and collectively, the “Subsidiaries”; the Partnership and the Subsidiaries are, collectively, the “Partnership Group”);
WHEREAS, the Property Owners (as defined below) are the respective owners of certain real property more particularly described on Exhibit C hereto (collectively, the “Properties”, and the portion of the Properties owned by each Property Owner, a “Property”);
WHEREAS, on the Closing Date, (i) the Partnership will implement the transactions described on Schedule 1 (the “Closing Date Subsidiary Transactions”) (ii) immediately after the consummation of the Closing Date Subsidiary Transactions, VRLP will sell to Investor, and Investor will purchase from VRLP (the “Additional Interest Purchase”), a limited partnership interest (the “Purchased Interest”) in the Partnership such that the aggregate limited partnership interest in the Partnership acquired by Investor on the Closing Date pursuant to the Investor Initial Contribution (as defined below) and the Additional Interest Purchase shall be a forty-eight and five-tenths percent (48.5%) limited partnership interest in the Partnership (the “Investor Interests”), and (iii) immediately after the Additional Interest Purchase, Investor will make a capital contribution to the Partnership in the amount of $842,444,524.00 (the “Investor Initial Contribution”) in exchange for a limited partnership interest, following which VRLP will retain a fifty-one and five-tenths percent (51.5%) limited partnership interest in the Partnership; and
WHEREAS, on the Closing Date, VRLP and Investor, as the limited partners of the Partnership, shall enter into an Amended and Restated Limited Partnership Agreement of the Partnership (the “Amended and Restated Partnership Agreement”) and the Partnership shall enter into an Amended and Restated Limited Liability Company Agreement for each REIT (as defined below) (each, an “Amended and Restated REIT Agreement”).

1

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
CONTRIBUTION, PURCHASE AND SALE
Section 1.1    Agreement of Contribution, Purchase and Sale. Subject to the terms and conditions hereof, (i) Investor agrees to make the Investor Initial Contribution, and the Partnership agrees to accept the Investor Initial Contribution, and (ii) VRLP agrees to sell and convey to Investor, and Investor agrees to purchase from VRLP, all of VRLP’s right, title and interest in and to the Purchased Interest.
Section 1.2    Consideration.
(a)    (1) The Investor Initial Contribution shall be Eight Hundred Forty-Two Million Four Hundred Forty-Four Thousand Five Hundred Twenty-Four and 00/100 Dollars ($842,444,524.00) and (1) the purchase price for the Purchased Interest (the “Purchase Price” and, together with the Investor Initial Contribution, the “Consideration”) shall be Four Hundred Sixty-Seven Million Seven Hundred Forty-Eight Thousand Eight Hundred Thirteen and 13/100 Dollars ($467,748,813.33).
(b)    Payment. The Consideration shall be paid by Investor as follows:
(i)    Prior to the execution and delivery hereof, Investor has delivered to Chicago Title Insurance Company (the “Escrow Agent”) the sum of One Hundred Million and No/100 Dollars ($100,000,000.00) (such sum, together with all interest earned thereon, the “Deposit”), in immediately available funds by a wire transfer to an escrow account established pursuant to the terms of the Escrow Agreement.
(ii)    At Closing, interest on the Deposit shall be paid to VRLP and credited against the Purchase Price payable by Investor.
(iii)    On or before the Closing Date, Investor shall deposit with Escrow Agent, by wire transfer of immediately available funds made in accordance with the wiring instructions set forth on Exhibit D, an amount (such amount, the “Balance of the Consideration”) equal to the sum of:

(x)	the Consideration, as adjusted for the prorations and credits as provided for in this Agreement, minus

(y)	the Deposit (including any interest accrued thereon).
(c)    Return of Deposit. Investor hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Investor shall not be entitled to any refund of the Deposit for any reason.

(d)    Withholding. Investor shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax law. To the extent that amounts are so withheld, and paid to the proper taxing authority pursuant to any applicable Tax law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Investor agrees not to withhold any amounts to the extent that VRLP complies with its obligations under Section 4.3 of this agreement.
Section 1.3    Credits and Prorations.
(a)    Cash and Reserves; Liabilities. In addition to the Purchase Price, VRLP shall receive a credit at Closing in an amount equal to the Investor’s Percentage of the aggregate amount of all cash and cash equivalents held by the Partnership Group (other than security deposits held by the Partnership Group). At Closing, Investor shall receive a credit against the Purchase Price in the amount of $1,440,450.00.
(b)    Closing Costs. Each party shall pay its own legal fees related to the negotiation and preparation of this Agreement and all documents required to consummate the transaction contemplated hereby. VRLP shall pay (x) all costs and recording fees associated with VRLP’s cure or removal of any title exceptions that VRLP elects or is obligated to cure or remove and (y) any real estate transfer taxes and similar amounts owed to the City of New York and the State of New York (including as a result of the Closing Date Subsidiary Transactions, the transactions contemplated by this Agreement and any other transfers of the Properties or any member of the Partnership Group, directly or indirectly, prior to the date hereof). Investor shall pay (i) all costs associated with its due diligence, including the cost of architectural, engineering, environmental and other third party due diligence reports, (ii) all sales and use taxes, if any, applicable to the sale of the Investor Interests, (iii) except as provided in clause (x) above, all amounts payable to the Title Company (other than in its capacity as Escrow Agent), including all premiums for any title insurance policy and endorsements thereto and all costs and fees for title examination, title insurance and related Title Company charges associated with the issuance of any title commitment or policy and (iv) all costs for obtaining any survey or any update thereto. VRLP and Investor shall each pay one-half of all reasonable escrow charges, if any, of Escrow Agent related to the Deposit and the Closing. All other customary purchase and sale closing costs shall be paid by VRLP or Investor in accordance with the custom in the City of New York.
(c)    Certain Contracts. Whether paid or payable prior to or after Closing, VRLP shall be responsible for 100% of (i) all costs relating to the construction work described on Schedule 1.3(c)-1 and (ii) to the extent the applicable Property Owner is responsible for curing such violation (or any costs, expenses or fees related thereto), all costs or expenses related to curing the violation set forth on Schedule 1.3(c)-2 (including any fees, penalties and the cost of any construction work related to curing the violation) and, in each case, VRLP shall not be entitled to any credit for such amounts described in this Section 1.3(c).
(d)    640 Fifth Avenue Mortgage Financing. At Closing, (A) Investor shall contribute to the Partnership an additional amount equal to Investor’s Percentage of the estimated closing costs set forth on the Closing Statement (the “Estimated 640 Closing Costs”) for the anticipated financing of 640 Fifth Avenue and (B) VRLP shall contribute to the Partnership an amount equal to VRLP’s Percentage of the Estimated 640 Closing Costs. Notwithstanding anything to the contrary, (i) any yield maintenance premium, defeasance premium (i.e., the cost of defeasance securities in excess of principal balance of the loan defeased) or other prepayment premium incurred in connection with the repayment or defeasance of Existing Indebtedness on or prior to the Closing Date and all other costs and expenses (including legal fees) incurred by the Partnership Group with respect to such repayment or defeasance and (ii) and any costs or expenses (including attorney fees) relating to the issuance of any preferred equity investments by VRLP or its Affiliates in any Subsidiary or any affiliate debt (collectively, the “Financing Costs”), in each case, shall be paid by VRLP and shall not be borne by Investor.
(e)    Prorations. The following shall be prorated between VRLP and Investor as of 11:59 p.m. on the day immediately preceding the day of Closing (the “Cut-Off Time”) on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month or year, as applicable:
(i)    Real Estate Taxes. Real estate Taxes and personal property Taxes on the Property (“Property Taxes”) shall be prorated based upon the payment period (i.e., calendar or other tax fiscal year) to which same are attributable, regardless of whether or not any such Property Taxes are then due and payable or are a lien. VRLP shall cause the Partnership Group to pay at or prior to Closing any unpaid Property Taxes attributable to periods prior to the date of Closing that are then due and payable. VRLP shall receive credit in an amount equal to the Investor’s Percentage of any previously paid or prepaid Property Taxes attributable to periods from and after the date of Closing. VRLP shall be entitled to one hundred percent (100%) of any and all tax refunds relating to Property Taxes payable in respect of the period before the Closing, regardless of when the refunds are received; provided, however, that if any such refund creates an obligation to reimburse any tenants for any rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement shall be paid by the Partnership Group directly to the tenants entitled thereto and VRLP shall not be entitled to such amounts. In the event that as of the date Closing occurs the actual tax bills for the tax year or years in question are not available and the amount of Property Taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes and taking into account all applicable discounts for early payment, shall be used for purposes of the proration at Closing. If the proration at Closing is based on the Property Taxes for the previous year as described above, the parties agree to re-prorate the applicable Property Taxes for the year of Closing based on the actual Property Taxes (with maximum discount) once the bills are available.
VRLP shall have the right to continue to prosecute and/or settle any pending tax reduction proceedings in respect of any of the Properties (or any portion thereof); provided, however, that VRLP shall not settle any such proceeding without Investor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any refunds or savings in the payment of Property Taxes resulting from such tax reduction proceedings applicable to the period prior to the date of the Closing shall belong to and be the property of VRLP, and any refunds or savings in the payment of Property Taxes applicable to the period from and after the date of the Closing shall belong to and be the property of the Partnership. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between VRLP and the Partnership in proportion to the gross amount of such refunds or savings payable to VRLP and the Partnership, respectively.
(ii)    Rent.
(A)    Fixed rents and Additional Rents under Leases in respect of Current Month (as defined below) shall be prorated on a per diem basis based upon the number of days in the month in which Closing occurs (the “Current Month”) prior to the Closing Date (which shall be allocated to VRLP) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to the Partnership).
(B)    If, at the Closing, any fixed rents or Additional Rents are past due by any tenant at a Property, there shall be no adjustment between the parties at the Closing with respect to such items, provided that payments in respect thereof received after the closing by VRLP, Investor or the Partnership Group from such tenant shall be received and held by such party in trust, and shall be disbursed as follows:
(i)    First, on account of fixed rent and Additional Rent in respect of the month in which such amounts are collected, to be apportioned in accordance with subsection (A) above, (x) if such month is the Current Month, to VRLP and the Partnership prorated based on the number of days in the current month prior to the Closing Date or (y) if such month is after the Current Month, the Partnership, as applicable;
(ii)    Second, without duplication of amounts applied pursuant to clause (i), on account of fixed rent and Additional Rent in respect of the Current Month, to be apportioned between VRLP and the Partnership in accordance with subsection (A), above;
(iii)    Third, to the Partnership, in an amount equal to all fixed rent and Additional Rent in respect of all periods after the Current Month; and
(iv)    Fourth, to VRLP, in an amount equal to all fixed rent and Additional Rent in respect of all periods prior to the Current Month.
Each party agrees to remit reasonably promptly to the other the amount of such rents to which such party is so entitled and to account to the other party monthly in respect of same.

(C)    The parties shall cause the Partnership to prepare and provide to the tenants under the Leases a statement of the reconciliation of expenses between the landlord and the tenants under the Leases in accordance with the terms of the Leases with respect to the year in which Closing occurs. If the Closing shall occur prior to the time when any particular item constituting Additional Rent for the applicable accounting period is payable, then such Additional Rent shall be apportioned after the Closing. VRLP and the Partnership shall each be entitled to a prorated amount of such Additional Rent (net of the reasonable out-of-pocket costs and expenses incurred in the collection thereof) based upon the portion of such accounting period which occurs prior to and after the Closing. In addition, without duplication of any amounts prorated under this Section 1.3(e)(ii), the parties shall cause the Property Owners to pay VRLP any Additional Rent payable subsequent to the Closing with respect to an accounting period which expired prior to the Closing. VRLP shall furnish to the Property Owners all information with respect to the period prior to the Closing reasonably necessary for the billing of such Additional Rent (including any required certificates and audited statements required to be delivered under the Leases with respect to periods accruing prior to the Closing). If, prior to the Closing, the Partnership Group shall collect any sums on account of Additional Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning before but ending after the Closing, such sum shall be apportioned at the Closing as of the date of the Closing.
(D)    Additional Rent payable by tenants based on an estimated amount and subject to adjustment or reconciliation pursuant to the related Leases subsequent to the Closing shall be re-apportioned as and when the related tenant’s actual obligation for such Additional Rent is reconciled pursuant to the related Lease. Percentage rents shall be apportioned between VRLP and Investor on an annual basis, i.e., on a per diem basis based upon the number of days in the calendar year (or other applicable Lease year, if not a calendar year) prior to the Closing Date (which shall be allocated to VRLP) and the number of days in the calendar year (or other applicable Lease year, if not a calendar year) on and after the Closing Date (which shall be allocated to the Partnership).
(E)    Notwithstanding the foregoing, the rents and other payments for historical signage use set forth on Schedule 1.3(e)(ii)(E) shall be solely for the account of VRLP and shall be paid over to VRLP promptly upon receipt.
(iii)    Tenant Inducement Costs and Leasing Commissions. The Partnership shall be responsible for the payment of all Tenant Inducement Costs and Leasing Commissions which become due and payable (whether before or after Closing) as a result of any Leases set forth on Schedule 1.3(e)(iii)(A) (the “New Leases”), or any Lease renewals, amendments or expansions (whether or not entered into pursuant to an option), arising as a result of any New Leases and (B) all Tenant Inducement Costs and Leasing Commissions with respect to Existing Leases set forth on Schedule 1.3(e)(iii)(B) (the “Partnership Leasing Costs”). With respect to Tenant Inducement Costs and Leasing Commissions as a result of Leases existing as of the date hereof other than Partnership Leasing Costs pursuant to New Leases, but including those described on Schedule 1.3(e)(iii), to the extent the same are unpaid as of Closing by

VRLP or the Partnership Group, Investor shall receive a credit against the Purchase Price in the amount of the Investor’s Percentage of such Tenant Inducement Costs and Leasing Commissions, and the Partnership shall be responsible for the payment of the same as and when due.
(iv)    Contracts. With respect to the Contracts, (A) the Purchase Price shall be increased by Investor’s Percentage of sums prepaid by the Partnership Group under the Contracts to the extent such payments relate to periods from and after the Closing Date, and (B) Investor shall be credited for Investor’s Percentage of any amounts which as of Closing are due or accrued and relate to the period prior to Closing.
(v)    Utilities. If any electricity, telephone, television, gas, water and sewer services and other utilities are metered, VRLP shall use reasonable efforts to have the respective companies providing such utilities read the meters at or immediately prior to the Cut-Off Time. VRLP shall be responsible for all charges based on such final meter readings. If such readings are not obtained (and if such readings are obtained, then with respect to any period between such reading and the Closing Date), fees related to electricity, telephone, television, gas, water and sewer services and other utilities, if any, shall be apportioned based upon the last meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date.
(vi)    Condominium Charges. With respect to the Condominium Documents, (A) the Purchase Price shall be increased by Investor’s Percentage of assessments, common charges or other amounts prepaid by the Partnership Group under the Condominium Documents to the extent such payments relate to periods from and after the Closing Date, and (B) Investor shall be credited for Investor’s Percentage of any assessments, common charges or other amounts under the Condominium Documents which as of Closing are due or accrued and relate to the period prior to Closing.
(f)    Employee Costs. Accrued and unpaid salaries, wages, unused sick time, unused vacation time, employee benefit fund contributions, social security taxes, workers’ compensation, pension, fringe benefits and other compensation and benefits costs for the employees at the Properties shall be prorated as of the Closing Date.
(g)    Closing Statement. In connection with the Closing, VRLP shall prepare in good faith a preliminary statement of closing adjustments and prorations in accordance with this Agreement showing the net amount due to VRLP or Investor as the result thereof (the “Closing Statement”), and that net amount will be added to, or deducted from, the Balance of the Consideration. The parties acknowledge and agree that certain of the prorations and estimates set forth on the Closing Statement agreed to by the parties were made as of April 8, 2019 and will be revised in the Post-Closing Statement to reflect the actual Closing Date and the failure of the Closing Statement to prorate or address any item shall not preclude the proration of the same pursuant to the Post-Closing Statement. Within one hundred twenty (120) days following the Closing, representatives of Investor and VRLP shall jointly prepare in good faith a revised statement (the “Post-Closing Statement”, and together with the Closing Statement, the “Closing Statements”), setting forth the final determination of all items to be included in the Closing Statements, and any necessary payment shall be made within thirty (30) days after completion of such Post-Closing Statement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. Notwithstanding anything to the contrary contained herein, the parties agree that in addition to any credits owed to Investor pursuant to this Section 1.3, Investor shall be entitled to any other credit specifically provided for in the Closing Statement.
(h)    Purpose of Prorations. Investor and VRLP acknowledge and agree that, except as otherwise expressly provided herein, the purpose and intent of the provisions set forth in this Section 1.2(d) and elsewhere in this Agreement as to prorations and apportionments is that VRLP shall bear all expenses of the ownership and operation of the Properties (for which buyers and sellers of similar buildings in the City of New York would customarily prorate or apportion) and shall receive all income therefrom accruing through the Cut-Off Time and Investor and VRLP shall bear all such expenses and receive all income accruing thereafter, pro rata in accordance with the Investor’s Percentage and VRLP’s Percentage, respectively. Any revenues and/or expenses affecting any Property that are not otherwise specifically addressed in this Section 1.2(d) shall be apportioned consistently with the foregoing provisions.
(i)    Errors and Omissions. Any errors or omissions in computing prorations, credits and apportionments at the Closing shall be corrected promptly after their discovery. If at any time after the Closing Date but before July 1, 2020, the amount of an item to be prorated or calculated in accordance with this Section shall prove to have been incorrect, the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error.
(j)    Post-Closing Payment Obligations. Any post-Closing payment obligation of Investor to VRLP or VRLP to Investor under this Section 1.3 shall be payable exclusively from amounts otherwise distributable by the Partnership to the party liable for such payment through the mechanism provided in Section 4.4 of the Amended and Restated Partnership Agreement.
(k)    Survival. The provisions of this Section 1.2(d) shall survive the Closing until July 1, 2020; provided that (x) the provisions of Section 1.3(c) shall survive indefinitely and (y) the provisions of Section 1.3(a) shall survive the Closing for a period of 60 (sixty) days following the applicable statute of limitations and that the provisions of Section 1.3(e)(i) shall be subject to Section 7.2(b) of this Agreement.
ARTICLE II
INTENTIONALLY OMITTED
ARTICLE III
ACCEPTANCE OF PROPERTY
Section 3.1    Certain Acknowledgments.

(a)    VRLP’s Due Diligence Materials. On or prior to the Effective Date, VRLP has provided to Investor certain documents, records and other information (together with any other materials previously or hereafter provided by VRLP to Investor or Investor’s agents, employees and representatives, “VRLP Due Diligence Materials”). Any and all VRLP Due Diligence Materials or other such materials and information delivered or made available by VRLP or its agents or consultants to Investor were delivered and made available solely as an accommodation to Investor and may not be relied upon by Investor in connection with the purchase of the Properties or as a complete and accurate source of information with respect to the Properties (including the Properties’ environmental, structural, architectural, mechanical, physical, financial and economic condition), and Investor agrees that VRLP shall have no liability or obligation whatsoever for or due to any inaccuracy in or omission from any such materials and information and that any reliance on or use of such materials and information shall be at the sole risk of Investor.
(b)    Release and Indemnification. Investor (for itself and the other Investor Parties) hereby releases VRLP and the other VRLP Parties for any and all Losses incurred by any Investor Party arising from or in connection with the Inspections (including any liens placed on the Property or any other property owned by a Person other than Investor as a result of such Inspections), except to the extent resulting from VRLP’s gross negligence or willful misconduct. To the fullest extent permitted by law, Investor shall defend, indemnify and hold harmless the VRLP Parties from and against any Losses incurred by any VRLP Party arising from or in connection with the Inspections, except to the extent resulting from VRLP’s gross negligence or willful misconduct, or the mere discovery of a pre-existing condition at any of the Properties (except to the extent exacerbated by Investor). At VRLP’s request, Investor, at its sole cost and expense, shall repair any damage to a Property or any other property owned by a Person other than Investor arising from or in connection with the Inspections and restore such Property or such other third-party property to the same condition as existed prior to such Inspections, or replace such Property or such third-party property with property of the same quantity and quality.
(c)    Survival. The provisions of this Section 3.1 shall survive Closing for a period of one (1) year.

ARTICLE IV
CLOSING
Section 4.1    Time and Place. The Closing shall be consummated through an escrow administered by Escrow Agent pursuant to additional escrow instructions that are consistent with this Agreement. The actual date of the Closing is referred to herein as the “Closing Date”.
Section 4.2    Contribution and Conveyance. At Closing, (i) the Partnership shall cause the Closing Date Subsidiary Transactions to be consummated (ii) immediately after the consummation of the Closing Date Subsidiary Transactions, Investor shall make the Investor Initial Contribution and shall be admitted as a limited partner of the Partnership, and (iii) immediately after the Investor Initial Contribution, VRLP shall convey and transfer to Investor, and Investor shall accept from VRLP, the Purchased Interest. For the avoidance of doubt, all of the transactions described in this Section 4.2 shall occur on the Closing Date pursuant to a single escrow arrangement reasonably acceptable to VRLP and Investor.
Section 4.3    VRLP’s Deliverables. On or before the Closing Date, VRLP shall:
(a)    execute and deliver, or cause to be executed and delivered, to Escrow Agent (i) written acknowledgment from the general partner of the Partnership of Investor’s admission to the Partnership upon Investor making the Investor Initial Contribution and (ii) an executed copy of an assignment of the Investor Interests in the form attached hereto as Exhibit E (the “Assignment of Investor Interests”);
(b)    execute and deliver to Escrow Agent executed copies of the Amended and Restated Partnership Agreement and the Amended and Restated REIT Agreements;
(c)    execute and deliver to Escrow Agent and Investor a certificate substantially in the form attached hereto as Exhibit F duly executed by VRLP stating that VRLP is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;
(d)    execute and deliver to Escrow Agent and Investor a Form W-9 or a certificate reasonably acceptable to Investor stating that VRLP is not a “foreign person” within the meaning of Section 1446(f) of the Code;
(e)    execute and deliver to Escrow Agent the Closing Statement contemplated by Section 1.3(f), in a form reasonably acceptable to VRLP and Investor;
(f)    OMITTED;
(g)    execute and deliver to Title Company an owner’s title affidavit and non-imputation affidavit for each Property in the form attached hereto as Exhibit G;
(h)    deliver to the Title Company and Investor such evidence as may be reasonably required by the Title Company with respect to the good standing and authority of VRLP, the approval of VRLP of the transactions contemplated herein, and the authority of the person(s) executing the documents required to be executed by VRLP in connection with this Agreement;
(i)    if available as of the Closing Date, execute and deliver to Escrow Agent all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state, county or municipal real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by VRLP and reasonably approved by Investor (the “Transfer Tax Returns”); provided, that, in the event that the Transfer Tax Returns are not available as of the Closing Date, VRLP shall execute and deliver the Transfer Tax Returns to Investor within ten (10) days following the Closing Date and Investor shall have five (5) days following such delivery to reasonably approve such Transfer Tax Returns (provided that if

Investor fails to approve or disapprove such Transfer Tax Returns within such five (5) day period, such Transfer Tax Returns shall be deemed approved by Investor);
(j)    deliver to Investor evidence reasonably satisfactory to Investor that an Internal Revenue Service Form 8832 has been filed with respect to each REIT electing to treat such REIT as a corporation for U.S. federal income tax purposes effective as of one day prior to the Closing Date; and
(k)    execute and deliver to Escrow Agent such additional documents as shall be reasonably required to consummate the transactions contemplated by this Agreement.
Section 4.4    Investor’s Deliverables.
(a)    On or before 1:00 p.m. (Eastern time) on the Closing Date, Investor shall deliver in escrow to Escrow Agent the full amount of the Balance of the Consideration, as adjusted pursuant to this Agreement, in immediately available wire transferred funds.
(b)    On or before the Closing Date, Investor shall:
(i)    deliver to Escrow Agent an executed copy of each of the following: the Assignment of Investor Interests, the Amended and Restated Partnership Agreement, the Closing Statement and the Transfer Tax Returns;
(ii)    deliver to the Title Company and VRLP such evidence as may be reasonably required by the Title Company with respect to the good standing and authority of Investor, the approval of Investor of the transactions contemplated herein, and the authority of the person(s) executing the documents required to be executed by Investor in connection with this Agreement;
(iii)    execute and deliver to VRLP an executed IRS Form W-9 showing that Investor is a U.S. person that is classified as a partnership for U.S. federal income tax purposes; and
(iv)    execute and deliver to Escrow Agent such additional documents as shall be customary and reasonably required to consummate the transactions contemplated by this Agreement; provided that the foregoing shall in no event increase in any material respect the cost or obligations of Investor.
ARTICLE V
INTENTIONALLY OMITTED
ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 6.1    Representations and Warranties Related to VRLP and the Partnership. VRLP makes the following representations and warranties as to itself and as applicable the Partnership to and for the benefit of Investor, as of the Effective Date:

(a)    Legal Existence. Each of VRLP and the Partnership is a limited partnership, duly created, validly existing and in good standing under the Laws of the State of Delaware.
(b)    Power and Authority, Enforceability. Each of VRLP and the Partnership has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby to which it is a party, and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by VRLP and the Partnership and the performance by VRLP and the Partnership of their respective obligations under this Agreement and each other agreement contemplated hereby to which VRLP or the Partnership is a party have been duly authorized by all necessary action on the part of VRLP and the Partnership. This Agreement and each other agreement contemplated hereby to which it is a party has been duly executed and delivered by VRLP and the Partnership and constitutes a valid, legal and binding obligation of VRLP and the Partnership, enforceable against VRLP and the Partnership in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.
(c)    No Conflicts. The execution and delivery by VRLP and the Partnership of, and the compliance with and performance of the terms of, this Agreement and each other agreement contemplated hereby to which VRLP or the Partnership is a party, and the sale of the Investor Interests, does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or result in the creation of any lien on any Property or any lien, charge, covenant, adverse claim, demand, encumbrance, security interest, mortgage, commitment, pledge, proxy, voting trust, agreement, or any other restriction of any kind upon (i) the Investor Interests under the organizational documents or operating agreement of VRLP or the Partnership, (ii) any contract, agreement, or commitment to which VRLP, any member of the Partnership Group or the assets or any portion thereof is a party or is bound, or (iii)  any Law applicable to VRLP, or any Partnership Group member, or their property, including the Properties, or any order of any court or governmental instrumentality binding upon VRLP or any Partnership Group member or their property, including the Properties.
(d)    Consents. No consent, approval, order, license, permit, or authorization of, or registration, declaration or filing with, any Governmental Authority or instrumentality, domestic or foreign, or any third party, is required by or with respect to VRLP or any Partnership Group member in connection with the execution, performance and delivery by VRLP or the Partnership of this Agreement and each other agreement contemplated hereby to which it is a party or the consummation by VRLP or the Partnership of the transactions contemplated hereby and thereby, except for the filing of transfer and other tax returns which are required to be filed after the consummation of the transactions contemplated by this Agreement.
(e)    No Receiver or Bankruptcy. Neither VRLP nor the Partnership nor any Partnership Group member (i) is a party to or contemplates being the subject of a voluntary or involuntary proceeding under chapter 11 of title 11 of the U.S. Code or under any state Laws relating to debtors, or subject to any general assignment for the benefit of creditors, (ii) is a debtor under any bankruptcy proceedings, voluntary or involuntary, (iii) has made an assignment for the benefit of creditors, (iv) has suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, which remains pending, (v) has suffered the attachment or other judicial seizure of all, or substantially all, of its assets, which remains pending, and to VRLP’s Knowledge, no such action is being threatened against it and (vi) is subject to execution proceedings, reorganization or similar action or proceeding. VRLP, the Partnership and each member of the Partnership Group are each solvent and able to pay their debts as they become due.
(f)    Compliance.
(i)    Compliance with Anti-Terrorism and Economic Sanctions Laws. None of VRLP, the Partnership or any Person who owns a controlling interest in or otherwise controls either of them is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list of blocked or restricted persons maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders. Neither VRLP nor the Partnership is knowingly acting, directly, or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by OFAC, or engaging in, instigating, or facilitating this transaction for or on behalf of any such person, group, entity, or nation.
(g)    Compliance with Anti-Bribery Laws.     None of VRLP, the Partnership or their respective officers, directors, nor, to VRLP’s Knowledge, employees or agents of the foregoing, have made, offered or promised to make any improper payments to any other person or entity to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable law, including the U.S. Foreign Corrupt Practices Act, or any other applicable anti-corruption or anti-bribery laws (collectively, “Anti-Bribery Laws”), and, to VRLP’s Knowledge, the Properties have been managed and operated in compliance with Anti-Bribery Laws.
(h)    Compliance with Anti-Money Laundering Measures. VRLP and the Partnership have taken measures as required by applicable Law to ensure that they are operated in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable Laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

(i)    ERISA. (i) Neither VRLP nor the Partnership is a Plan, a “governmental plan” (as defined in Section 3(32) of ERISA (a “Governmental Plan”)) or entity whose assets constitute the assets of a Governmental Plan and (ii) neither VRLP nor the Partnership have the present intent to transfer any Property or any interest in a Partnership Group member to any Plan, Governmental Plan or entity whose assets constitute the assets of a Governmental Plan.
(j)    U.S. Person and Domestically Controlled Qualified Investment Entity Status. As of the Effective Date, VRLP is a “United States person” within the meaning of Section 7701(a)(30) of the Code. As of the Effective Date, approximately ninety-four percent (94%) of the interests in VRLP are owned by a domestically controlled qualified investment entity within the meaning of Section 897(h)(4)(B) of the Code and the ownership of the other interests in VRLP would not cause any Subsidiary REIT to be other than a domestically controlled qualified investment entity, if all of the Investor Interests were treated as owned by a “foreign person” within the meaning of Section 897 of the Code and U.S. Treasury Regulations Section 1.897-9T(c).
(k)    Taxes. The Partnership and each of its Subsidiaries have filed all necessary returns with respect to Taxes and have paid all Taxes that are due and payable.
Section 6.2    Representations and Warranties Related to Investor Interests and Properties. VRLP makes the following representations and warranties to and for the benefit of Investor, as of the Effective Date:
(a)    Legal Existence. Each Subsidiary is validly existing and in good standing under the Laws of its state of formation. Each Partnership Group member has the requisite power and authority to conduct its business and to own its assets, including the Properties. Each Partnership Group member is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification. The Partnership does not own, directly, any indebtedness, capital stock or other securities of any other Person, other than Manhattan High Street Holdings LLC and Manhattan High Street REIT Holdings LLC. Except as set forth on Schedule 6.2(a), none of the Subsidiaries own, directly or indirectly, any indebtedness, capital stock or other securities of any other Person, other than the applicable other Subsidiaries as depicted on the Partnership Organizational Chart. Neither VRLP nor any Partnership Group member is a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(b)    Capitalization. Upon the Closing, the Investor Interests will be duly authorized and validly issued. There are no existing options, liens, charges, claims, restrictions, pledges, warrants, calls, puts, purchase rights, subscription rights, conversion rights, exchange rights, encumbrances or restrictions of any kind or nature, or other rights, agreements, arrangements or commitments of any character to acquire, or any pre-emptive rights, rights of first refusal or other similar rights relating to, any of the Investor Interests or obligating the Partnership to issue, transfer or sell any limited partnership interests. Except for this Agreement and, upon the Closing, the Amended and Restated Partnership Agreement, there are no contracts in effect with respect to the voting or transfer of any of the Investor Interests or any other interest in the Partnership.

(c)    Partnership Financial Statements; No Undisclosed Liabilities.
(i)    Schedule 6.2(c) describes certain financial information provided to Investor with respect to the Partnership Group (the “Financial Statements”), which have been furnished by VRLP to the Investor. VRLP has provided Investor true and correct copies of the Financial Statements described on Schedule 6.2(c).
(ii)    The Financial Statements have been prepared in accordance with cash basis accounting consistently applied on a historical cost basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present in all material respects, in accordance with a historical cost basis, the financial position of the Partnership Group members, as of the dates thereof and the combined or consolidated, as applicable, results of operations and cash flows for the period then ended. Except as set forth on Schedule 6.2(c) or provided in the documents listed on Schedules 6.2(i)(1), 6.2(j), 6.2(l)(i), 6.2(m), 6.2(p) or 6.2(s), which, in each case, have been made available to Investor prior to the date hereof, the Partnership Group members do not have any Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for Liabilities stated or adequately reserved against on the Financial Statements.
(iii)    Except as disclosed in Schedule 6.2(c), from February 28, 2019 the members of the Partnership Group have conducted their business only in the ordinary course of business consistent with past practices, there has not been any material adverse change, payment of any dividend or other distribution, any material change in accounting methods, principles or practices by the members of the Partnership Group, except insofar as may have been required by a change in GAAP consistently applied on a historical cost basis; or incurrence or guaranty of indebtedness or other liability of any unaffiliated third party by the Partnership and the Property Owners.
(d)    Organizational Documents. Schedule 6.2(d) sets forth a true, complete and correct list of the certificate of limited partnership, certificate of formation, limited partnership agreement and limited liability company agreement, as applicable, of each Partnership Group member (the “Organizational Documents”). VRLP has provided Investor with true, complete and correct copies of each of the Organizational Documents listed on Schedule 6.2(d) prior to the date of this Agreement. The Organizational Documents remain in full force and effect and have not been amended, supplemented, or otherwise modified in any respect, except as set forth on Schedule 6.2(d). Neither VRLP nor the Partnership Group members, nor to VRLP’s Knowledge, any other party is in default under the Organizational Documents.
(e)    Limited Partnership Interests & Membership Interests.
(i)    VRLP is the legal and beneficial owner of all of the limited partnership interests in the Partnership (including the Investor Interests), free and clear of all options, liens, charges, claims, restrictions, pledges, encumbrances or restrictions of any kind or nature other than any liens, pledges, security interests or other restrictions granted under this Agreement or the Organizational Documents of the Partnership.
(ii)    The Partnership is the legal and beneficial owner of all of the Membership Interests in each of the REITs, free and clear of all options, liens, charges, claims, restrictions, pledges, encumbrances or restrictions of any kind or nature other than any liens, pledges, security interests or other restrictions granted under this Agreement or the Organizational Documents of such REIT.
(iii)    Each Subsidiary owns, legally and beneficially, the ownership interests in other Subsidiaries as shown in the Partnership Organizational Chart, free and clear of all options, liens, charges, claims, restrictions, pledges, encumbrances or restrictions of any kind or nature other than any liens, pledges, security interests or other restrictions granted under this Agreement or the Organizational Documents of such Subsidiary.
(iv)    Except as set forth on Schedule 6.2(e), each member of the Partnership Group has never owned any assets or interests other than its interest in the Subsidiary shown on Exhibit B-2 or, in the case of the Property Owners, the Property owned by such Property Owner and has no business and has engaged in no activity other than the ownership of such Subsidiary shown on Exhibit B-2 or, in the case of the Property Owners, the Property owned by such Property Owner. The Investor Interests have never been certificated under Article 8 of the UCC.
(f)    Litigation. Except as set forth on Schedule 6.2(f) and except for any claim arising in the ordinary course which is covered by insurance and is for monetary damages in an amount of less than $50,000, there are no litigations, arbitrations, claims, government investigations, suits, actions or proceedings related to any Property, or any member of the Partnership Group or VRLP (with respect to the Properties or the Partnership Group) that are pending or, to VRLP’s Knowledge, threatened in writing against any member of the Partnership Group or any Property or VRLP (with respect to the Properties or the Partnership Group), nor is there any judgment, decree, injunction, rule or order of any court or Governmental Authority or arbitrator outstanding against VRLP (with respect to the Properties or the Partnership Group), any member of the Partnership Group or the Properties which has not been satisfied. Neither VRLP (with respect to the Properties or the Partnership Group) nor any member of the Partnership Group are party to or subject to the provision of any judgment, order, writ, injunction, decree, enforcement action, penalty, monitorship or award of any Governmental Authority which would be reasonably likely to affect in any material respect either (i) the ability of VRLP or the Partnership, or both, to consummate any of the transactions contemplated by this Agreement or to perform its obligations hereunder, or (ii) the value, ownership or operation of the Properties.
(g)    Casualty; Condemnation. Neither VRLP nor any member of the Partnership Group has received written notice of any pending, threatened or contemplated condemnation, expropriation, eminent domain or similar proceedings relating to the Property or any portion thereof. There are no pending condemnation, expropriation, eminent domain or similar proceedings against the Property or any portion thereof with respect to which the condemning authority has made service of process on VRLP, any Affiliate thereof, or any member of the Partnership Group. There is no material unrepaired casualty damage to any portion of the Property.
(h)    No Rights of First Refusal or Rights to Purchase. (i) No party has any right of first refusal, rights of first offer or other rights to purchase all or any portion of any Property or any direct or indirect interest therein, except as set forth on Schedule 6.2(h); and (ii) VRLP has not entered into any written agreement providing for its sale of any Property to any party which agreement remains in effect on the date hereof. Neither VRLP nor any member of the Partnership Group is a party to any other Contract for the sale or contribution of the Investor Interests, any direct or indirect ownership interests in any Subsidiary or any Property.
(i)    Leases.
(i)    The list of Leases identified in Schedule 6.2(i)(1) (the “Lease Schedule”) lists each Lease (other than short-term signage leases made to advertisers in the ordinary course of business, or signage leases that do not provide for the payment of $500,000 or more in any calendar year (including extension options); provided the Lease Schedule includes any agreement relating to signage with a tenant under a Lease (or an Affiliate thereof)) in effect at each Property with respect to which any member of the Partnership Group is the landlord. Such list is a true, correct and complete list of the Leases and there are no other leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Properties other than as set forth on the Lease Schedule (other than short-term signage leases made to advertisers in the ordinary course of business; provided the Lease Schedule includes any agreement relating to signage with a tenant under a Lease (or an Affiliate thereof)). The Leases identified in the Lease Schedule (x) have not been modified or amended except as stated in the Lease Schedule and (y) represent the entire agreement between the relevant landlord and the tenants named therein.
(ii)    VRLP has made available to Investor true, correct and complete copies of all Leases described in the Lease Schedule, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto.
(iii)    Except as set forth on Schedule 6.2(i)(2) (the “TI/LC Schedule”), there is no obligation on the part of VRLP or any member of the Partnership Group that will be binding on Investor or any member of the Partnership Group after the Closing to pay to any broker or other party any Leasing Commissions with respect to the current term or renewal of the term or expansion of the space covered by any Lease.
(iv)    The TI/LC Schedule is a true and complete list of all Tenant Inducement Costs with respect to the Leases or any renewal thereof other than (i) work that has been completed and paid in full, and (ii) any work or allowance that may be owed in connection with any future expansion of the leased premises or future renewal term (in each case, only to the extent such expansion or renewal has not been exercised).

(v)    Except as set forth on the Lease Schedule, no fixed rents have been prepaid under any Lease more than thirty (30) days in advance.
(vi)    Except as set forth on Schedule 6.2(i)(3), VRLP has not received written notice from any tenant under any Lease that VRLP or any member of the Partnership Group is in default of any monetary or material non-monetary obligation of landlord under such Lease which default remains uncured and to VRLP’s Knowledge, there exists no circumstance or event which, with the giving of notice or passage of time, or both, would constitute a monetary default or a material non-monetary default by either any member of the Partnership Group or a tenant under any Lease. Neither VRLP nor any member of the Partnership Group has sent any written notice to any tenant under any Lease that such tenant is in default of any obligation under such Lease which default which remains uncured.
(vii)    Except as set forth in Schedule 6.2(i)(4), as of the Business Day immediately preceding the Closing Date, all fixed rents and Additional Rent were being collected under the Leases without offset, counterclaim or deduction. No tenant under any Lease has commenced an audit with respect tenant reimbursements in the past three (3) years.
(viii)    Schedule 6.2(i)(5) sets forth a true and complete list of all unapplied security and escrow deposits and letters of credit held by any of VRLP, its Affiliates, or any member of the Partnership Group (or any lender to any of the foregoing, in which case, such fact is set forth on Schedule 6.2(i)(5)) in connection with any Lease (including accrued interest thereon) whether in the form of cash, letter of credit or otherwise (specifying whether in the form of cash, letter of credit or otherwise). All such deposits in the form of cash are currently held, and have been held during VRLP’s or applicable member of the Partnership Group’s, period of ownership, in segregated interest-bearing accounts that comply with the New York General Obligations Law. No Person, other than VRLP or a member of the Partnership Group (or, with respect to any letter of credit set forth on Schedule 6.2(i)(5)) any lender to any of the foregoing), is holding any security, any deposits or any letters of credit made by any tenant under any Lease.
(ix)    To VRLP’s Knowledge, no tenant under any Lease has (i) discontinued operations at the Property or (ii) filed for bankruptcy and, in each case, no tenant has provided VRLP (or any Affiliate thereof) written notice of its intent to do so.
(j)    Contracts. Except as set forth on Schedule 6.2(j), (i) each of the Material Contracts is in full force and effect, neither VRLP nor any member of the Partnership Group have given nor received any written notice of breach or default under any such Material Contracts that has not been cured or rescinded, (ii) neither the Partnership nor any member of the Partnership Group nor, to VRLP’s Knowledge, any counterparty to any Contract is in material default beyond applicable notice and cure periods pursuant to such Contract and (iii) there exists no circumstance or event which, with the giving of notice or passage of time, or both, would constitute a monetary default or a material non-monetary default by either VRLP, any member of the Partnership Group or a counterparty under any Material Contract. VRLP has delivered or made available to Investor true and complete copies of all Material Contracts affecting the Properties. Except as set forth on Schedule 6.2(j), there are no Material Contracts affecting the Properties, and the same have not been amended, supplemented or otherwise modified, except as shown in such Schedule 6.2(j).
(k)    Employees; Collective Bargaining Agreements.
(i)    Schedule 6.2(k)(i) identifies all of the individuals regularly employed or assigned by VRLP, its Affiliates or its property managers to provide services with respect to the Properties, including in connection with the use, management, maintenance or operation of the Properties (the “Employees”) and denotes which Employees are employed by the Partnership Group (the “Partnership Group Employees”). No individual independent contractor provides full-time or continuing services at the Properties.
(ii)    The collective bargaining agreements identified on Schedule 6.2(k)(ii) (the “Collective Bargaining Agreements”) are the only collective bargaining agreements covering the Employees which are binding on the owners of the Properties (or their Affiliates or property managers with respect to the Properties). VRLP has made available to Investor true, correct and complete copies of all of the Collective Bargaining Agreements. Except as set forth on Schedule 6.2(k)(ii), there are no Collective Bargaining Agreements covering the Employees presently being negotiated.
(iii)    (x) to VRLP’s Knowledge, there is no organized work stoppage, labor strike or union organizing activity pending with respect to any Employees; (y) the Partnership Group, VRLP, its Affiliates and its property managers are in compliance in all material respects with all Laws regarding the employment of labor or employment practices or any Collective Bargaining Agreement and (z) none of the Partnership Group, VRLP or their Affiliates has received written notice that the Partnership or any Property is in violation in any material respect of any Law regarding the employment of labor or employment practices or any Collective Bargaining Agreement, except for violations that have been cured.
(l)    Employee Benefits. Schedule 6.2(l)(i) sets forth each material Employee Plan and indicates whether such plan is a Partnership Plan or VRLP Plan. “Employee Plan” means any employee benefit plan, program or arrangement including but not limited to employee pension benefit plans, as defined in Section 3(2) of the ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option or other equity compensation plans, stock purchase plans, phantom stock plans, bonus or incentive plans, fringe benefit plans, life, health, dental, vision, hospitalization, disability and other insurance plans, employment, employee assistance program, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA, (x) maintained, sponsored or contributed to by the Partnership Group or for which the Partnership Group has any liability or obligation (contingent or otherwise) (a “Partnership Plan”) or (y) maintained, sponsored or contributed to by VRLP or its Affiliates (other than the Partnership Group) or its property manager, if any, which provides material compensation or benefits to Employees (a “VRLP Plan”). Each

Employee Plan has been operated in compliance with its terms and applicable Law, including ERISA and the Code.  No member of the Partnership Group nor any of their ERISA Affiliates has or would reasonably be expected to have any material liability or obligation under, (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA, or (iii) any multiple employer plan as described in Section 413(c) of the Code. Except as would not reasonably be expected to result in material liability to any member of the Partnership Group, no non-exempt prohibited transactions under Section 4975 of the Code or Section 406 of ERISA have occurred with respect to the Employee Plans.
(m)    Existing Indebtedness. All outstanding indebtedness (including all principal and penalty payments) currently due and payable on Existing Indebtedness has been paid in full. Schedule 6.2(m) contains a true, correct and complete list of all of the agreements and instruments delivered in connection with the Existing Indebtedness, such agreements and instruments have not been modified or amended except as set forth on Schedule 6.2(m) and VRLP has delivered to Investor true and complete copies of the same. All Existing Indebtedness is current on interest payments due, except as set forth on Schedule 6.2(m). Neither VRLP (or any Affiliate thereof) nor any member of the Partnership Group has received any written notice alleging a default under any Existing Indebtedness. To VRLP’s Knowledge, (i) there is no existing monetary or material non-monetary default under any Existing Indebtedness, and (ii) the existing lender is not in default thereunder. Neither VRLP nor any member of the Partnership Group has received or sent any written notice of default with respect to the Existing Indebtedness that remains uncured. As of the last monthly payment date applicable to each Existing Indebtedness, (i) the outstanding principal balance (including all accrued and unpaid interest) of the Existing Indebtedness is as set forth in Schedule 6.2(m) and (ii) the amount of all reserves held by the Existing Indebtedness lender under the Existing Indebtedness documents are as set forth on Schedule 6.2(m).
(n)    Violations. Except as set forth on Schedule 6.2(n), neither VRLP (or any Affiliate thereof) nor any member of the Partnership Group have received written notice of any Violation with respect to any Property except for Violations which either (x) have been cured or dismissed or (y) the cure of which are the obligation of the applicable tenant under its Lease or another condominium unit owner or a condominium board pursuant to the applicable Condo Documents.
(o)    Environmental Matters. Neither VRLP (or any Affiliate thereof) nor any member of the Partnership Group has received written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to any Property. To VRLP’s Knowledge, there has been no violation of any Environmental Laws at or relating to any Property. Except as set forth in any environmental report obtained by Investor, neither VRLP nor any member of the Partnership Group has made any report or disclosure to any Government Entity relating to any hazardous materials contamination at the Property.
(p)    Condominium Matters. Schedule 6.2(p) sets forth all documents and agreements evidencing any condominiums established with respect to a Property, including all amendments and modifications thereto, (collectively, the “Condo Documents”). VRLP has provided Investor with true and complete copies of the Condo Documents and all other agreements between any member of the Partnership Group and the applicable Other Unit Owner related to or arising from the Condo Documents. To VRLP’s Knowledge, the Condo Documents are in full force and effect. The Condo Documents have not been amended or modified other than as set forth on Schedule 6.2(o). (i) No written notice of default under the Condo Documents has been sent or received by any member of the Partnership Group with respect to a default which remains uncured under the Condo Documents and (ii) to VRLP’s Knowledge, (x) no member of the Partnership Group is in monetary default or material non-monetary default under the Condo Documents, (y) there is no event or circumstance that, with the giving of notice or the passage of time or both, would become a monetary default or material non-monetary default, under the Condo Documents on the part of any member of the Partnership Group or on the part of any Other Unit Owner and (z) no Other Unit Owner is in monetary default or material non-monetary default under the Condo Documents. The applicable member of the Partnership Group is current in the payment of its share of all common charges and other amounts due and payable with respect to any Property under the Condo Documents (or, notwithstanding anything to the contrary contained in this Agreement or the Amended and Restated Partnership Agreement to the extent such common charges and other amounts due and payable have not been paid, VRLP shall remain 100% liable for such common charges and other amounts to the extent relating to the time period prior to the Closing Date).
(q)    Taxes. Schedule 6.2(q) sets forth a list of the entity classification and tax status of the Partnership and each Subsidiary for U.S. federal income Tax purposes as of the date of this Agreement, any prior classification of the Partnership and the Subsidiaries, and the date of any change in classification. No entity that is a partnership for U.S. federal income tax purposes made an election under Section 1101(g) of the Bipartisan Budget Act of 2015 to be subject to Sections 6221 through 6241 of the Code (as amended by the Bipartisan Budget Act of 2015) for any taxable year prior to the taxable year commencing January 1, 2018 (or any comparable election for state or local Tax purposes). Each of the Partnership and the Subsidiaries has paid all Taxes due and payable and filed all Tax Returns required to be filed. None of the Partnership or its Subsidiaries (i) is a party to any action, suit, proceeding, investigation, audit or claim with respect to any Taxes nor is aware of any proceeding by any Governmental Authority for enforcement of collection of Taxes, (ii) has granted any waiver of any statute of limitation with respect to, or any extension of a period for, the assessment of any Taxes, and (iii) has received any written notice of any special Tax or Tax assessment to be levied, deficiencies, audits or other proceedings with respect to any Property (and, to VRLP’s Knowledge, no such special Tax or assessment is contemplated). Each of the REITs has made a valid election under Treas. Reg. Section 301.7701-3 to be taxable as a corporation for U.S. federal income Tax purposes as of one day prior to the Closing Date. Each of the REITs is a domestically controlled qualified investment entity within the meaning of Section 897(h)(4)(B) of the Code and a real estate investment trust within the meaning of Section 856 of the Code.
(r)    Affiliate Agreements. Schedule 6.2(r) sets forth a true, correct and complete list of all Affiliate Agreements.

(s)    666 Fifth Overlease Lease and Ancillary Lease. With respect to 666 Fifth Avenue, Schedule 6.2(s) sets forth the entire agreements between the lessor(s) and the lessee named therein and includes all amendments, modifications, supplements, extensions, side letters and guaranties thereof (collectively, the “666 Fifth Leases”). Neither VRLP nor any member of the Partnership Group have received nor delivered any notice of default with respect to the 666 Fifth Leases and, to VRLP’s Knowledge, there exists no circumstances or event which, with the giving of notice or passage of time, or both, would constitute a material breach or default by any lessee or lessor under the 666 Fifth Leases. The 666 Fifth Leases are in full force and effect and VRLP has delivered true and complete copies of the 666 Fifth Leases to Investor.
(t)    Governmental Plan. No Partnership Group member is a Plan or a Governmental Plan, and no portion of any Partnership Group member or Property constitutes the assets of any Governmental Plan.
(u)    Material Signage Agreements. The list of agreements identified in Schedule 6.2(u) (the “Signage Schedule”) is a true, correct and complete list of the Material Signage Agreements in effect at each Property. The Material Signage Agreements identified in the Signage Schedule have not been modified or amended except as stated in the Signage Schedule. Except as set forth on Schedule 6.2(u), (i) each of the Material Signage Agreements is in full force and effect, neither VRLP nor any member of the Partnership Group have given nor received any written notice of breach or default under any such Material Signage Agreements that has not been cured or rescinded, (ii) neither the Partnership nor any member of the Partnership Group nor, to VRLP’s Knowledge, any counterparty to any Material Signage Agreement is in material default beyond applicable notice and cure periods pursuant to such Material Signage Agreement and (iii) there exists no circumstance or event which, with the giving of notice or passage of time, or both, would constitute a monetary default or a material non-monetary default by either VRLP, any member of the Partnership Group or a counterparty under any Material Signage Agreement. VRLP has delivered or made available to Investor true and complete copies of all Material Signage Agreements.
Section 6.3    Limitations. VRLP’s representations and warranties in this Agreement are subject to the following express limitations:
(a)    Investor is experienced in and knowledgeable about the ownership, management, leasing and purchase of commercial real estate and office properties, and except solely for the representations, warranties, covenants and agreements set forth in this Agreement or as provided in the documents delivered at Closing, has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Investor Interests and the Properties, their tax or legal status, condition, value and potential. Investor agrees that, notwithstanding the fact that it has received certain information from VRLP or its agents or consultants, Investor has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by VRLP or its agents or consultants, except solely for the representations and warranties in this Agreement or as provided in the closing documents.

(b)    Notwithstanding anything to the contrary in this Agreement, to the extent that, as of the Effective Date, either Investor has actual knowledge of any breach of a representation, warranty or certification of VRLP, or VRLP’s Due Diligence Materials contain any information that conflicts with any representation, warranty or certification of VRLP, then such representation, warranty or certification shall be deemed to be modified by such knowledge or information.
(c)    No claim for any misrepresentation or breach of warranty by VRLP with respect to this Agreement shall be actionable or payable (i) unless the valid claims of Investor for all misrepresentations and breaches of warranty or covenant of VRLP or other Losses of Investor with respect to this Agreement collectively aggregate more than two million dollars ($2,000,000.00) (the “Threshold Amount”), in which case only claims and Losses of Investor above the Threshold Amount shall be actionable or payable, and (ii) to the extent such claims and Losses of Investor shall exceed in the aggregate fifty million dollars ($50,000,000.00) (the “Cap Amount”); provided, that notwithstanding the foregoing, claims under Article VII and claims for misrepresentation or breach of warranty of VRLP with respect to the representations and warranties in Section 6.1, Section 6.2(a), Section 6.2(b), Section 6.2(c), Section 6.2(d) and Section 6.2(e) (collectively, the “Fundamental Representations”) shall not be subject to such limitations. The provisions of this Section 6.3(c) shall survive the Closing.
Section 6.4    Representations and Warranties of Investor. Investor hereby makes the following representations and warranties to VRLP as of the Effective Date:
(a)    Legal Existence. Investor is a limited liability company, duly created, validly existing and in good standing under the Laws of the State of Delaware.
(b)    Power and Authority, Enforceability. Investor has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby to which it is a party, and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Investor and the performance by Investor of its obligations under this Agreement and each other agreement contemplated hereby to which Investor is a party have been duly authorized by all necessary action on the part of Investor. This Agreement and each other agreement contemplated hereby to which it is a party has been duly executed and delivered by Investor and constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.
(c)    No Conflicts. The execution and delivery by Investor of, and the compliance with and performance of the terms of, this Agreement and each other agreement contemplated hereby to which it is a party, and the purchase of the Investor Interests, does not and the consummation of the transactions contemplated by hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of Investor.

(d)    Consents. No consent, approval, order, license, permit, or authorization of, or registration, declaration or filing with, any Governmental Authority or instrumentality, domestic or foreign, or any third party, is required by or with respect to Investor in connection with the execution, performance and delivery by Investor of this Agreement and each other agreement contemplated hereby to which it is a party or the consummation by Investor of the transactions contemplated hereby and thereby.
(e)    Pending Actions. There are no suits, actions or proceedings that are pending or, to Investor’s Knowledge, threatened in writing against Investor or any that, if adversely determined, would be reasonably likely individually or in the aggregate to materially interfere with the consummation of the transaction contemplated by this Agreement.
(f)    ERISA. Either (A) Investor is not using the assets of (1) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) a “plan” (within the meaning of Section 4975 of the Code or (3) an entity whose underlying assets are treated as “plan assets” for purposes of ERISA by reason of an employee benefit plan’s or a plan’s investment in such entity, to fund its purchase of the Properties (each of (1), (2) and (3) of this subparagraph (A), a “Plan”) or (B) the purchase of the Properties by Investor is exempt from the prohibited transaction restrictions of Section 406 of ERISA and Section 4975 of the Code pursuant to a prohibited transaction statutory or class exemption.
(g)    Compliance with Anti-Terrorism and Economic Sanctions Laws. Neither Investor nor any Person who owns a controlling interest in or otherwise controls Investor is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list of blocked or restricted persons maintained by OFAC, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders. Investor is not knowingly acting, directly, or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered OFAC, or engaging in, instigating, or facilitating this transaction for or on behalf of any such person, group, entity, or nation.
(h)    Compliance with Anti-Money Laundering Measures. Investor has taken measures as required by applicable Law to assure that (i) funds to be used to pay the Consideration and other amounts payable hereunder and (ii) with respect to each holder of a direct interest in Investor, funds invested by such holders in Investor, are derived from legal sources and such measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable Laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

(i)    No Bankruptcy. Investor is not a debtor under any voluntary or involuntary proceeding under chapter 11 of title 11 of the U.S. Code or under any state Laws relating to debtors and has not made any general assignment for the benefit of creditors, and Investor is solvent and able to pay its debts as they become due.
(j)    United States Person. Investor is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(k)    Intentionally omitted.
Section 6.5    Survival of Representations and Warranties. VRLP’s representations and warranties set forth in Section 6.2 (other than Fundamental Representations) shall survive for a period of twelve (12) months following the Closing Date (the applicable time frame, the “Survival Period”) (except that a claim duly noticed by one party to the other prior to such expiration may be pursued thereafter to conclusion, provided that legal action with respect to the same is commenced no later than three (3) months following the delivery of notice thereof). Notwithstanding anything to the contrary contained herein, (x) the Fundamental Representations and Investor’s representations and warranties set forth in Section 6.4 shall not be limited by the Survival Period and shall survive the Closing indefinitely (provided that the representations and warranties set forth in Section 6.2(q) shall survive for the period described in Section 7.2(b)) and (y) the representations and warranties contained in Section 6.2(c) shall not be limited by the Survival Period and shall survive the Closing for a period of eighteen (18) months.
Section 6.6    Employee Liability Indemnification by VRLP. Employee Liability. As between VRLP and Investor, Investor shall not be responsible, and VRLP shall indemnify Investor, for any claims arising out of any liabilities or obligations (contingent or otherwise) of the VRLP Parties’ or their ERISA Affiliates under Title IV of ERISA that could reasonably be expected to become liabilities or obligations of Investor as a result of the transactions contemplated by this Agreement, other than obligations with respect to Partnership Group Employees that accrue after the Closing. The provisions of this Section 6.6 shall survive Closing indefinitely and shall not be subject to any limitations set forth in Section 6.3 (including, without limitation, the Threshold Amount and the Cap Amount).

ARTICLE VII
TAX MATTERS
Section 7.1    Taxes.
(a)    All Taxes relating to the Partnership Group or any of the Properties for any taxable year or period (or portion thereof) ending prior to the Closing (the “Pre-Closing Tax Period”) other than Property Taxes (which shall be allocated pursuant to Section 1.3(e)(i)) (“Other Taxes”), will be the responsibility of VRLP. Except as otherwise provided herein, all Other Taxes relating to the Partnership Group or any of the Properties for any taxable year or period (or portion thereof) beginning on or after the Closing (the “Post-Closing Tax Period”) will be the responsibility of the Partnership and not of VRLP; provided, that the Partnership shall only be responsible for Other Taxes relating to the Property Owners and the Properties to the extent of the applicable REIT’s interest in the Property Owners or any other Subsidiary. Any prepaid Other Taxes or estimated Other Tax payments made by VRLP (either directly or on behalf of the Partnership Group) allocable to the Partnership for a Pre-Closing Tax Period shall be allocated to VRLP in determining VRLP’s obligations hereunder. As used in this Agreement, “Tax” means any tax, assessment, levy, duty, tariff, impost or other charge in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, personal property, sales, use, transfer, registration, alternative or add-on minimum or estimated tax.
(b)    Whenever it is necessary for purposes of this Section 7.1(b) to determine the liability for Other Taxes of the Partnership Group for any taxable period beginning prior to and ending on or after the Closing Date (a “Straddle Period”), the determination shall be made by assuming that the Partnership Group had a taxable year or period which ended as of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.
(c)    To the extent any refunds, interest or credits with respect to Other Taxes allocable to the Partnership are attributable to a Pre-Closing Tax Period, other than with respect to Property Taxes which shall be allocated pursuant to Section 1.3(e)(i), such refunds, interest or credits shall be for the account of VRLP; provided, however, that if any such refund creates an obligation to reimburse any tenants for any rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement shall be paid by the Partnership Group directly to the tenants entitled thereto and VRLP shall not be entitled to such amounts. To the extent that any refunds, interest or credits with respect to Other Taxes allocable to the Partnership are attributable to a Post-Closing Tax Period, such refunds, interest or credits shall be for the account of the Partnership. To the extent any refunds, interest or credits with respect to Other Taxes allocable to the Partnership are attributable to a Straddle Period, such refunds, interest or credits with respect to Other Taxes shall be apportioned between VRLP and the Partnership based on the appropriate allocation method set forth in Section 7.1(b). The parties shall cause the Partnership Group to forward to VRLP or reimburse VRLP for any such refunds, interest or credits that are for the account of VRLP within ten (10) Business Days from receipt thereof by the Partnership Group, Investor or any of their respective Affiliates.
Section 7.2    Indemnification.
(a)    Following the Closing, VRLP shall indemnify and hold Investor harmless with respect to all Other Taxes relating to a Pre-Closing Tax Period and any Taxes resulting from a breach of the representations in Sections 6.1i), Section 6.1(i) and 6.2q) and any Taxes attributable to any actions on the Closing Date before Closing whether or not described herein.
(b)    Notwithstanding anything in this Agreement to the contrary, the provisions in this Article VII and the representations referenced therein shall survive the Closing for a period of 60 (sixty) days following the applicable statute of limitations and shall not be subject to the limitations set forth in Section 6.3.

ARTICLE VIII
INTENTIONALLY OMITTED

ARTICLE IX
INTENTIONALLY OMITTED
ARTICLE X
BROKERAGE COMMISSIONS
Section 10.1    Brokerage Commissions. Each of Investor and VRLP represents and warrants that it has dealt with no Person who might claim a commission, finder’s fee or other compensation in connection with the proposed transaction contemplated by this Agreement. Each party hereto agrees that if any Person makes a claim for brokerage commissions, finder’s fees or similar compensation related to the sale or proposed sale of the Investor Interests by VRLP to Investor, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, then said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all Losses in connection therewith. The provisions of this Section 10.1 shall survive Closing.
ARTICLE XI
DISCLAIMERS AND WAIVERS
Section 11.1    No Reliance. Except for VRLP’s express representations, warranties and covenants (including any indemnities) in this Agreement, the other closing documents delivered pursuant to this Agreement or the Amended and Restated Partnership Agreement (the “Express Representations and Warranties”), VRLP makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by VRLP or its agents to Investor in connection with the transaction contemplated hereby (including the VRLP Due Diligence Materials). Investor acknowledges and agrees that all materials, data and information delivered or given by VRLP to Investor in connection with the transaction contemplated hereby are provided to Investor as a convenience only and that any reliance on or use of such materials, data or information by Investor shall be at the sole risk of Investor, except as otherwise expressly stated herein or in the other closing documents delivered pursuant to this Agreement. Except for the Express Representations and Warranties, neither VRLP, nor any Affiliate of VRLP, shall have any liability to Investor for any inaccuracy in or omission from any such reports. In addition, VRLP does not make, and has not made, any representations or warranties relating to it, the Partnership, the Investor Interests or the Properties, or the operations or businesses of itself or conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby, other than the Express Representations and Warranties. Other than as provided by the Express Representations and Warranties, VRLP hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Properties, any Partnership Group member or the Investor Interests, including (A) for any and all activities and uses that the Investor may elect to conduct on the Properties, (B) the water, soil and geology or any other matter affecting the stability or integrity of the Properties, and the suitability thereof and (C) the existence of any Hazardous Materials thereon, (ii) the compliance of the Properties, any Partnership Group member or the Investor Interests with any Law to which they or VRLP is or may be subject, (iii) the condition of title to the Properties or the Investor Interests or the nature and extent of any right of way, lease, license, reservation or contract, (iv) the profitability or losses or expenses relating to any of the Properties, any Partnership Group member or the Investor Interests and the businesses conducted in connection therewith, (v) the value of any of the Properties, any Partnership Group member or the Investor Interests, (vi) the existence, quality, nature or adequacy of any utility servicing any of the Properties, (vii) the physical condition of any of the Properties, (viii) the use, operation or physical condition of any adjoining property, and (ix) the legal or tax consequences of this Agreement or the transactions contemplated hereby.
Section 11.2    AS-IS SALE; DISCLAIMERS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES, IT IS UNDERSTOOD AND AGREED THAT VRLP IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, INCLUDING ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTIES OR THE INVESTOR INTERESTS FOR A PARTICULAR PURPOSE, THE INCOME, EXPENSES, OPERATION OR PROFITABILITY OF THE PROPERTIES OR ANY PARTNERSHIP GROUP MEMBER, THE OPERATING HISTORY OF OR ANY PROJECTIONS RELATING TO THE PROPERTIES OR ANY PARTNERSHIP GROUP MEMBER, THE VALUATION OF THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, THE CONTENT, COMPLETENESS OR ACCURACY OF VRLP’S DUE DILIGENCE INFORMATION, OR AS TO THE PHYSICAL, STRUCTURAL, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES (INCLUDING HAZARDOUS MATERIALS IN, ON, ABOUT, OR MIGRATING FROM THE PROPERTIES), ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, OR ANY APPROVALS, LICENSES OR PERMITS REQUIRED FOR THE PROPERTIES, OR THE SUITABILITY OF THE PROPERTIES OR THE INVESTOR INTERESTS FOR INVESTOR’S INTENDED USE THEREOF OR THE ABILITY OR FEASIBILITY TO CONVERT ANY OF THE PROPERTIES OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS TO ANY PROPERTY, THE NEED FOR OR COMPLIANCE WITH GOVERNMENTAL OR THIRD PARTY APPROVALS OR GOVERNMENTAL REGULATIONS, OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING SUCH PROPERTY, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS.
INVESTOR ACKNOWLEDGES AND AGREES THAT UPON CLOSING VRLP SHALL SELL AND CONVEY TO INVESTOR AND INVESTOR SHALL ACCEPT THE INVESTOR INTERESTS (AND THE INDIRECT INTERESTS IN THE PROPERTIES) “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT WITH RESPECT TO THE EXPRESS

REPRESENTATIONS AND WARRANTIES. INVESTOR HAS NOT RELIED AND WILL NOT RELY ON, AND VRLP IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, COVENANTS, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS OR RELATING THERETO (INCLUDING OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS) MADE OR FURNISHED BY VRLP, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS AND TO THE EXTENT EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS AND WARRANTIES. INVESTOR ALSO ACKNOWLEDGES THAT THE CONSIDERATION REFLECTS AND TAKES INTO ACCOUNT THAT THE INVESTOR INTERESTS (AND THE INDIRECT INTERESTS IN THE PROPERTIES AND THE PARTNERSHIP GROUP) ARE BEING SOLD “AS-IS, WHERE IS, WITH ALL FAULTS,” AND THE PROPERTIES’ ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION OTHER THAN AS SET FORTH IN THE EXPRESS REPRESENTATIONS AND WARRANTIES.
INVESTOR REPRESENTS TO VRLP THAT INVESTOR HAS CONDUCTED OR HAD THE OPPORTUNITY TO CONDUCT PRIOR TO THE EFFECTIVE DATE, SUCH INVESTIGATIONS OF THE PROPERTIES, THE PARTNERSHIP GROUP AND THE INVESTOR INTERESTS, INCLUDING THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITIONS, THE INCOME AND EXPENSES OF AND FROM THE PROPERTIES AND THE PROFITABILITY OF THE PROPERTIES AND ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTIES, THE PARTNERSHIP GROUP OR THE INVESTOR INTERESTS, AS INVESTOR DEEMED NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES, THE PARTNERSHIP GROUP AND THE INVESTOR INTERESTS AND THE EXISTENCE OR NONEXISTENCE OF, OR REMEDIAL ACTION REQUIRED TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS MATERIALS IN, ON ABOUT OR MIGRATING FROM THE PROPERTIES, AND IS RELYING SOLELY AND EXCLUSIVELY AND WILL RELY SOLELY AND EXCLUSIVELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF VRLP OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES. EXCEPT AS IS SET FORTH IN THE EXPRESS REPRESENTATIONS AND WARRANTIES, UPON CLOSING, INVESTOR SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL, ENVIRONMENTAL, FINANCIAL AND ECONOMIC CONDITIONS, MAY NOT HAVE BEEN REVEALED BY INVESTOR’S INVESTIGATIONS.
EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES, INVESTOR, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED VRLP, AND VRLP’S AFFILIATES, IF ANY, AND THEIR RESPECTIVE PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, PARTICIPANTS, EMPLOYEES, CONSULTANTS, BROKERS AND AGENTS

FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT, EQUITABLE CAUSES OF ACTION, INCLUDING CLAIMS FOR OR RIGHTS OF CONTRIBUTION OF ANY NATURE, AND ALL CAUSES OF ACTION ARISING UNDER, OR ALLEGING VIOLATION OF, ENVIRONMENTAL LAWS), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY TYPE, KIND, CHARACTER OR NATURE WHATSOEVER, KNOWN OR UNKNOWN, ARISING OR FIRST DISCOVERED IN THE PAST, PRESENT OR FUTURE, WHICH INVESTOR MIGHT HAVE ASSERTED OR ALLEGED AGAINST VRLP AND/OR VRLP’S AFFILIATES AND VRLP’S AFFILIATED PREDECESSORS-IN-TITLE AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS AT ANY TIME BY REASON OF OR ARISING OUT OF THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION OF THE PROPERTIES, FAILURE TO DISCLOSE ANY CONDITION OF THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, ANY LATENT OR PATENT CONSTRUCTION OR OTHER DEFECTS RELATED TO THE PROPERTIES, VIOLATIONS OF ANY APPLICABLE LAWS RELATED TO THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, THE HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTIES OR THE INVESTOR INTERESTS FOR ANY PARTICULAR PURPOSE, THE INCOME, EXPENSES OR PROFITABILITY OF THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, THE PROPERTIES’ AND THE PARTNERSHIP GROUP MEMBERS’ COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, APPROVALS REQUIRED FOR, OR THE SUITABILITY OF THE PROPERTIES OR THE INVESTOR INTERESTS FOR INVESTOR’S INTENDED USE THEREOF OR THE ABILITY OR THE FEASIBILITY TO CONVERT ANY OF THE PROPERTIES OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL OR THIRD-PARTY APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING ANY OF THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS, AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS OF ANY TYPE, CHARACTER OR NATURE WHATSOEVER REGARDING ANY OF THE PROPERTIES, ANY PARTNERSHIP GROUP MEMBER OR THE INVESTOR INTERESTS. INVESTOR ACKNOWLEDGES THAT SUCH ADVERSE MATTERS (INCLUDING OBLIGATIONS, DEFECTS, OR LEGAL REQUIREMENTS RELATED TO OR ARISING FROM THE PROPERTIES’ ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL AND PHYSICAL CONDITION) MAY AFFECT INVESTOR’S ABILITY TO SELL, LEASE, OPERATE OR FINANCE THE PROPERTIES OR THE INVESTOR INTERESTS AT ANY TIME AND FROM TIME TO TIME. TO THE EXTENT PERMITTED BY LAW, IN CONNECTION WITH THE RELEASE GIVEN HEREIN, INVESTOR REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS

NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES THAT ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND INVESTOR FURTHER AGREES THAT, AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO VRLP BY INVESTOR IN EXCHANGE FOR VRLP’S PERFORMANCE HEREUNDER, THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT INVESTOR, SUBJECT TO THE TERMS OF THIS SECTION 11.2 AND OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES, NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT VRLP, VRLP’S AFFILIATES AND SUBSIDIARIES AND AFFILIATED PREDECESSORS-IN-TITLE, AND THEIR RESPECTIVE PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, PARTICIPANTS, EMPLOYEES, CONSULTANTS, BROKERS AND AGENTS, FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.
Section 11.3    Survival. The provisions of this Article XI shall survive Closing.
Section 11.4    Limitation. Notwithstanding anything to the contrary contained in this Agreement (including in this Article XI), Investor does not and shall not be deemed to waive or release (on behalf of itself or any Affiliate) any right or claim resulting from any representation, warranty or covenant made by VRLP or any Affiliate of VRLP pursuant to any other contract or agreement, including, without limitation, the Amended and Restated Partnership Agreement, any Affiliate Agreement and any existing documents relating to ownership of the St. Regis Property.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Assignment. Neither Investor nor VRLP may assign its rights under this Agreement, directly or indirectly, without first obtaining the other party’s written approval, which approval may be given or withheld in such other party’s sole discretion, and any such attempted assignment without such prior written approval shall be null and void.
Section 12.2    Entire Agreement. This Agreement, any confidentiality agreement or access agreement and the Amended and Restated Partnership Agreement (and any document delivered pursuant to any of the foregoing) among the parties constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and this Agreement supersedes all prior discussions, understandings, letters of intent or agreements between the parties other than any confidentiality agreement.
Section 12.3    Exhibits and Schedules. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference. The information and disclosures contained in any Exhibit or Schedule shall be deemed to be disclosed and incorporated by reference in any other section of this Agreement if such disclosure is responsive to such other section.

Section 12.4    Successors and Assigns. Subject to Section 12.1, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 12.5    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by VRLP or Investor of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
Section 12.6    Governing Law; Submission to Jurisdiction.
(a)    This Agreement shall be governed by and construed under the internal Laws of the State of New York, without regard to the principles of conflicts of law.
(b)    The parties hereto acknowledge and agree that all disputes arising, directly or indirectly, out of or relating to this Agreement, and all actions to enforce this Agreement, shall be dealt with and adjudicated only in the state courts of the State of New York located in the County of New York or the federal courts sitting in the County of New York. The parties hereto hereby expressly and irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under applicable Law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement, or as otherwise permitted by Law, shall be necessary in order to confer jurisdiction upon the parties hereto in any such court.
(c)    Provided that service of process is effected upon a party in one of the manners hereafter specified in this Agreement or as otherwise permitted by Law, that party irrevocably waives, to the fullest extent permitted by Law, and agrees not to assert, by way of motion, as a defense or otherwise, (i) any objection which it may have or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in the previous paragraph, (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum, or (iii) any claim that it is not personally subject to the jurisdiction of the above-named courts. Provided that service of process is effected upon a party in one of the manners specified in this Agreement or as otherwise permitted by Law, that party agrees that a final non-appealable judgment of any such court of competent jurisdiction shall be conclusive and binding upon that party and may, so far as it permitted under the applicable Law, be enforced in the courts of any state or any federal court and in any other courts to the jurisdiction of which that party is subject, including the courts of the State of New York by a suit upon such judgment and that party will not assert any defense, counterclaim, or setoff in any such suit upon such judgment.
(d)    The parties hereto agree to execute, deliver and file all such further instruments as may be necessary under the Laws of the State of New York, in order to make effective the consent of the parties hereto to jurisdiction of the courts of the State of New York and the federal courts sitting in the State of New York.

(e)    Provided that service is made in accordance with this Section or otherwise as permitted by Law, each of Investor and VRLP irrevocably waives, to the fullest extent permitted by Law, all claim of error by reason of any such service and agrees that such service (i) shall be deemed in every respect effective service of process upon Investor and VRLP in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Law, be taken and held to be valid personal service upon and personal delivery to Investor and VRLP.
(f)    Nothing in this Agreement shall affect the right of the parties hereto to serve process in any manner permitted by Law.
Section 12.7    Notices. All notices, demands and other communications required or permitted hereunder (each, a “notice”) shall be in writing, personally delivered by Federal Express or another nationally recognized overnight commercial courier against receipt, sent by email in PDF format to the email address below provided that a confirming copy is simultaneously sent by Federal Express or other nationally recognized overnight commercial courier (unless the recipient waives the same by reply email), or sent by facsimile provided that a confirming copy is simultaneously sent by Federal Express or other nationally recognized overnight commercial courier:
if to VRLP:
c/o Vornado Realty Trust
888 Seventh Avenue, 44th Floor
New York, New York 10019
Attention: President
Facsimile: (212) 894-7474
Email: mfranco@vno.com

and:

c/o Vornado Realty Trust
888 Seventh Avenue, 44th Floor
New York, New York 10019
Attention: Vice Chairman
Facsimile: (212) 894-7477
Email: dgreenbaum@vno.com

and:

Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer
Facsimile: (201) 843-2198
Email: jmacnow@vno.com

With a copy to:

Vornado Realty Trust
888 Seventh Avenue, 44th Floor
New York, New York 10019
Attention: Corporate Counsel
Facsimile: (212) 894-7070
Email: arice@vno.com

and:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Arthur S. Adler, Esq.
Facsimile: (212) 291-9001
Email: adlera@sullcrom.com

if to Investor:

c/o Crown Acquisitions Inc.
667 Madison Avenue, 12th Floor
New York, NY 10065
Attention: Haim Chera
Attention: Brittany Bragg
Facsimile: 347-649-9259
Email: HChera@cacq.com
Email: BBragg@cacq.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Scott M. Kobak, Esq.
Attention: Whitney W. Salinas, Esq.
Facsimile: 212-455-2502
Email: skobak@stblaw.com
Email: whitney.salinas@stblaw.com

Notices shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Notice delivered by a party’s attorney shall be deemed to be notice given by such party. Each party may designate a new or additional address by written notice to the other in accordance with this Section. The inability to deliver a notice because of a changed address of which proper notice was not given shall be deemed a refusal of such notice.

Section 12.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by VRLP against Investor or by Investor against VRLP with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses, including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section shall survive the Closing, and shall not be deemed merged into any instrument of conveyance delivered at the Closing.
Section 12.9    WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL NOT BE A WAIVER OR RELEASE OF THE PARTIES RIGHTS TO SEEK ANY AND ALL DAMAGES WITH RESPECT TO ANY CLAIMS ASSERTED BY A THIRD PARTY. THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES. This Section 12.9 shall survive Closing or any earlier termination of this Agreement.
Section 12.10    Time Periods. In the event any period for the performance of an obligation hereunder, or during which a party has a right or option hereunder, expires on a day that is not a Business Day, then such period shall be extended to the next Business Day.
Section 12.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party to be charged. Without limiting the foregoing, the written consent of Escrow Agent shall not be necessary to change any provision of this Agreement that does not affect the responsibilities of Escrow Agent.
Section 12.12    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of, and the transactions contemplated under, this Agreement and which are consistent with the provisions of this Agreement.
Section 12.13    Descriptive Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.
Section 12.14    Time of the Essence. TIME IS OF THE ESSENCE with respect to each of the provisions of this Agreement, except as otherwise specified herein.
Section 12.15    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that each of Investor and VRLP has contributed substantially and materially to the preparation of this Agreement. References herein to the singular shall include the plural and to the plural shall include the singular, and references to the masculine gender shall include the feminine and neuter genders (and vice versa), except where the same shall not be appropriate. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (b) the words “including” and “include” and other words of similar import are deemed to be followed by the phrase “without limitation”.
Section 12.16    JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY EITHER INVESTOR, ON THE ONE HAND, OR VRLP, ON THE OTHER HAND, AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
Section 12.17    Survival. Any obligations or liabilities of VRLP or Investor hereunder shall survive the Closing Date only to the extent expressly provided herein. Unless expressly stated otherwise, all terms and provisions contained herein shall not survive Closing.
Section 12.18    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a manually executed signature page transmitted by facsimile (or similar electronic transmission facility including by PDF) shall be considered as an “original” signature page for purposes of this Agreement.
Section 12.19    Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.
Section 12.20    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof (except with respect to the indemnification provisions hereof).
Section 12.21    Press Releases. Neither VRLP nor Investor shall issue or cause or permit its Affiliates to issue any press release or public statement with respect to the transactions contemplated by this Agreement except in compliance with Section 11.13 of the Amended and Restated Partnership Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Transaction Agreement as of the date first written above.
VRLP:
VORNADO REALTY L.P., a Delaware limited partnership

By:	Vornado Realty Trust, a Maryland real estate investment trust, its general partner

By:	/s/ Alan J. Rice Name: Alan J. Rice Title: Senior Vice President

[Signatures continued on next page]

INVESTOR:

CROWN JEWEL PARTNER LLC, a Delaware limited liability company

By:	/s/ Brittany Bragg Name: Brittany Bragg Title: Authorized Person

Exhibit A

DEFINITIONS

“666 Fifth Leases” is defined in Section 6.2(s).
“Additional Rent” means any payments for utilities, so-called escalation rent or charges based upon operating expenses, labor costs, costs of living increases, a percentage of sales or like items and other amounts and charges payable by tenants.
“Affiliate” shall mean, for any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with that Person.
“Affiliate Agreement” shall mean any agreement, license or contract between any member of the Partnership Group, on the one hand, and any VRLP Party (excluding any member of the Partnership Group), on the other hand.
“Agreement” is defined in the Introduction.
“Amended and Restated Partnership Agreement” is defined in the Recitals.
“Amended and Restated REIT Agreement” is defined in the Recitals.
“Anti-Bribery Laws” is defined in Section 6.1(g).
“Balance of the Consideration” is defined in Section 1.2(b)(iii).
“Business Day” means any day other than Saturday, Sunday and any day on which banks in New York, New York are authorized or required to close.
“Cap Amount” is defined in Section 6.3(c).
“Closing” means the consummation of the transaction contemplated by this Agreement.
“Closing Date” is defined in Section 4.1.
“Closing Statement” is defined in Section 1.3(g).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” is defined in Section 6.2(k)(ii).
“Condo Documents” is defined in Section 6.2(p).

6.2(l)-1

“Contracts” means all contracts and agreements between a Partnership Group member and any third party for the provision of any services, repairs, materials, equipment, maintenance, management, utilities or supplies to any of the Properties binding upon the Partnership Group or any Property, together with any additional contracts, equipment leases, agreements, and any modifications of any of the foregoing that are entered into in accordance with the terms of Article VI above, but excluding the 666 Fifth Leases, the Condo Documents and the Collective Bargaining Agreements.
“Current Month” is defined in Section 1.3(e)(ii)(A).
“Cut-Off Time” is defined in Section 1.3(e).
“Deposit” is defined in Section 1.2(b)(i).
“Effective Date” is defined in the Introduction.
“Employee Plan” is defined in Section 6.2(l).
“Employees” is defined in Section 6.2(k)(i).
“Environmental Claims” shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Materials over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.
“Environmental Law” means any Law now or hereafter in effect relating to the protection of human health, the environment, or occupational health and safety. Environmental Law includes (a) (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (v) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (vi) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., (viii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq. and (viv) each state or local Law corresponding thereto, all as amended, modified or revised as of the Closing Date; and (b) common law duties and obligations that might give rise to claims for personal injury, contribution, or property damage allegedly due to, or arising from acts or omissions related to, releases of or exposure to Hazardous Materials.
“Environmental Liabilities” shall mean any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Materials or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the applicable Property and whether or not arising from the operations or activities with respect to the applicable Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Materials.
“Environmental Reports” is defined in Section 6.2(n).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is considered a single employer with any other Person under Section 4001(b) of ERISA or part of the same “controlled group” as any other Person for purposes of Section 302(d)(3) of ERISA and/or Section 414 of the Code.
“Escrow Agent” is defined in Section 1.2(b)(i).
“Escrow Agreement” means that certain Escrow Agreement by and between Crown Jewel JV LLC, Vornado Realty L.P. and Chicago Title Insurance Company, dated January 11, 2019.
“Existing Indebtedness” means the loans identified on Schedule 6.2(m) attached hereto.
“Existing Leases” means the leases and agreements listed in the Lease Schedule attached hereto.
“Express Representations and Warranties” is defined in Section 11.1.
“Financial Statements” is defined in Section 6.2(c)(i).
“Financing Costs” is defined in Section 1.3(d).
“Fundamental Representations” is defined in Section 6.3(c).
“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency, commission, tribunal, arbitral body or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Governmental Plan” is defined in Section 6.1(i).
“Hazardous Materials” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants (as defined at 33 U.S.C. § 1362(6)), contaminants, solid waste (as defined at 42 U.S.C. § 6903(27), hazardous wastes (as defined at 42 U.S.C. § 6903(5)), hazardous substances (as defined at 42 U.S.C. § 9601(14)), hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, including petroleum and petroleum products and constituents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, “mold” or “microbial” matter, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with Laws.
“Inspections” means examinations, tests, investigations and studies of the Properties by Investor or its agents, Affiliates, contractors or employees, whether before or after the Effective Date.
“Investor” is defined in the Introduction.
“Investor Initial Contribution” is defined in the Recitals.
“Investor Interests” is defined in the Recitals.
“Investor Parties” means Investor and its successors, assigns, partners, directors, officers, employees, agents, advisers, attorneys, administrators, subsidiaries, members, direct and indirect owners, Affiliates, shareholders and representatives, but excluding the Partnership Group.
“Investor’s Knowledge” or other references to the knowledge of the Investor means the current actual knowledge of Haim Chera and Brittany Bragg, without any duty of inquiry, and shall not be construed, by imputation or otherwise, to refer to the knowledge of the Investor, any Affiliate of the Investor or any other Person. The named individual shall have no personal liability by virtue of inclusion in this definition.
“Investor’s Percentage” means the Investor’s effective indirect ownership interest in the applicable Property after taking into account (x) any common equity interests held by VRLP or its Affiliates in any Subsidiary and (ii) any equity interest held by any party other than a member of the Partnership Group in any Subsidiary.
“Law” means any constitution, treaty, statute, common law duty or obligation, administrative rule, regulation, guidance, consent, agreement, permit, ordinance, code, determination, judgment, directive, requirement or order.
“Lease” means any leases, subleases, licenses or other similar occupancy agreements affecting any of the Properties and entered into by the applicable Property Owner (or a predecessor-in-interest) as landlord, together with all amendments, renewals, modifications, written waivers and guaranties thereof, if any.
“Lease Schedule” is defined in Section 6.2(i).
“Leasing Commission” means a commission, finder’s fee or similar compensation payable to a third party with respect to the execution, expansion or renewal of a Lease.
“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, determined, determinable or otherwise, however arising

(including whether arising out of any contract or tort based on negligence or strict liability) to the extent the same would be required by U.S. generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.
“Losses” means claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including the reasonable fees and expenses of attorneys, paralegals, experts, consultant and other professional advisers).
“Material Contracts” shall mean all Contracts that are either (i) not terminable as of right and without cause on thirty (30) days’ or less notice without cost or penalty or (ii) require the payment by, or on behalf of, any member of the Partnership Group of more than $100,000 in any calendar year.
“Material Signage Agreement” means (i) any lease, advertising agreement or other agreement with respect to signage at a Property that either (x) if a service contract, has a term (including all extension options) of greater than six (6) months and requires the payment of more than $100,000 in any calendar year or (y) if a lease or sublease, requires the payment of more than $500,000 in any calendar year or (ii) is a brokerage or management agreement entered into by a member of the Partnership Group or any VRLP Party with respect to signage at a Property.
“Membership Interest” means the entire interest of a Member in a limited liability company, including such Member’s limited liability company interest in such limited liability company and such Member’s right to vote and participate in management of such limited liability company and to receive and inspect information relating to such limited liability company and all other rights afforded a Member under the Delaware Limited Liability Company Act and the Organizational Documents of such limited liability company.
“New Leases” is defined in Section 1.3(e)(iii).
“OFAC” is defined in Section 6.1(f)(i).
“Organizational Documents” is defined in Section 6.2(d).
“Other Unit Owner” shall mean the owner (other than a member of the Partnership Group) of a unit in a condominium established pursuant to the Condo Documents.
“Other Taxes” is defined in Section 7.1(a).
“Partnership” is defined in the Recitals.
“Partnership Group” is defined in the Recitals.
“Partnership Group Employees” is defined in Section 6.2(k)(i).
“Partnership Plan” is defined in Section 6.2(l).

“Person” means an individual, partnership, corporation, limited liability company, trust or other legal entity.
“Plan” is defined in Section 6.4(f).
“Post-Closing Statement” is defined in Section 1.3(g).
“Post-Closing Tax Period” is defined in Section 7.1(a).
“Pre-Closing Tax Period” is defined in Section 7.1(a).
“Property” and “Properties” are defined in the Recitals.
“Property Owner” means each Subsidiary identified as a Property Owner on Exhibit B-2.
“Property Taxes” is defined in Section 1.3(e)(i).
“Purchase Price” is defined in Section 1.2.
“REIT” means each Subsidiary identified as a “REIT” on Exhibit B-2.
“Signage Schedule” is defined in Section 6.2(u).
“Straddle Period” is defined in Section 7.1(b).
“Survival Period” is defined in Section 6.5.
“Tax” is defined in Section 7.1(a).
“Tax Return” shall mean any return, declaration, report, claim for refund, information return, statement or other information relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Tenant Inducement Costs” shall mean costs under any Lease required to be paid or incurred by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including completion by the landlord of tenant improvements and the cost thereof (including hard and soft costs), tenant improvement and other tenant allowances or other tenant inducements, lease buyout costs or other payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease, relocation costs, loss of income resulting from any free rental period or rent abatements, and moving, design and refurbishment, attorney’s fees and expenses and architectural fees.
“Threshold Amount” is defined in Section 6.3(c).
“TI/LC Schedule” is defined in Section 6.2(i).

“Title Company” means Chicago Title Insurance Company or another nationally recognized title insurance company.
“Transfer Tax Returns” is defined in Section 4.3(i).
“Violations” shall mean all violations of applicable Law relating to the applicable Property now or hereafter issued or noted, including but not limited to (i) any open or expired building permits or (ii) building, zoning or fire code violations, and any fines or penalties associated with each of the foregoing.
“VRLP” is defined in the Introduction.
“VRLP Due Diligence Materials” is defined in Section 3.1(a).
“VRLP Employees” is defined in Section 6.2(k)(i).
“VRLP Parties” means VRLP, the Partnership Group, VRLP’s property managers, and their successors, assigns, partners, directors, officers, employees, agents, advisers, attorneys, administrators, subsidiaries, members, direct and indirect owners, Affiliates, shareholders and representatives.
“VRLP Plan” is defined in Section 6.2(l).
“VRLP’s Knowledge” or other references to the knowledge of VRLP means the current actual knowledge of Michael Franco, Tom Sanelli, Steve Santora, Michael Schnitt and Craig Stern, and shall not be construed, by imputation or otherwise, to refer to the knowledge of VRLP, any Affiliate of VRLP or any other Person or to impose upon the parties listed herein any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. The named individuals shall have no personal liability by virtue of inclusion in this definition.
“VRLP’s Percentage” means 100% minus the Investor’s Percentage.